Policy Specifications
Policy Number [SPECIMEN]
Indexed Account Option Specifications
Name of Indexed Account Option:	[1-Year Point-to-Point Conserve Indexed Account – Capped with [1.00]% Floor] (Continued)
Index Credits
Index Credits are calculated separately for each Segment on the Segment Maturity Date.  An Index Credit is not calculated or credited to a Segment before the Segment Maturity Date.  The payment of a full surrender prior to the Segment Maturity Date will result in the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Segment being applied on a prorated basis.  The Index Credit on the Segment Maturity Date is equal to (a x b) where:
a.	is the Index Growth Rate; and
b.	is the Average Monthly Segment Balance.
[ The resulting Index Credit will then be multiplied by any applicable Index Credit Enhancement Factor in effect on the Segment Date. ]
Index Growth Rate
We will determine the Index Growth Rate used in determining the Index Credit subject to any guaranteed factors for the Indexed Account Option as shown above.  The Index Growth Rate is equal to {(a/b) – 1} x c; not to exceed d, and no less than e, where:
a. is the Closing Value of the Index as of the Segment Maturity Date;
b. is the Closing Value of the Index as of the Segment Date;
c. is the Index Participation Rate;
d. is the Index Growth Cap in effect on the Segment Date; and
e. is the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Segment.

Index Participation Rate
A factor used in calculating the Index Growth Rate and the Index Credit applicable to a Segment.  The Guaranteed Index Participation Rate is shown above.
Index Growth Cap
A factor used in calculating the Index Growth Rate and the Index Credit applicable to a Segment. We will declare the Index Growth Cap applicable to a Segment on the Segment Date.  We guarantee that the Index Growth Cap will never be less than the Guaranteed Minimum Index Growth Cap shown above.  A higher Index Growth Cap may be applied.

Policy Specifications
Policy Number [SPECIMEN]
Indexed Account Option Specifications
Name of Indexed Account Option:	[1-Year Point-to-Point Conserve Indexed Account – Capped with [1.00]% Floor] (Continued)
Changes to Indexed Account Non-Guaranteed Elements (Indexed Account NGEs)
Subject to the guaranteed maximums and guaranteed minimums shown in this Indexed Account Option’s Policy Specifications, we may change (also known as redetermine) the Indexed Account NGEs that apply to this Indexed Account Option. We will not make any changes to these Indexed Account NGEs in order to distribute past gains or recoup past losses. We have no obligation to adjust the Indexed Account NGEs although in our discretion we may choose to do so.
If we make a change to the Asset Charge, we will use Redetermination Classes to make those changes. Such change can be made in consideration of one or more future anticipated or emerging experience factors which may include, but are not limited to: mortality, interest rates, investment earnings, general market conditions, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements. Any change will apply consistently to all policies of the same Redetermination Class.
If we make a change to the [Index Credit Enhancement Factor,] [Indexed Account Value Enhancement Rate, or] Index Growth Cap, we will use Redetermination Classes to make those changes.  Such changes can be made in consideration of one or more items which may include, but are not limited to: mortality, interest rates, investment earnings, general market conditions, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements. Any change will apply consistently to all policies of the same Redetermination Class.
[Index Disclaimers]
[The S&P 500 Index is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by The Lincoln National Life Insurance Company.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The Lincoln National Life Insurance Company’s product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.]